Filed pursuant to Rule 424(b)(3)
Registration Statement File No. 333−124027

PROSPECTUS SUPPLEMENT DATED FEBRUARY 16, 2006
TO PROSPECTUS DATED JANUARY 23, 2006

7,108,065 SHARES

WHERIFY WIRELESS, INC.

Common Stock

This Prospectus Supplement should be read in conjunction with our Prospectus dated January 23, 2006, and in particular the “Risk Factors” beginning on page 4 of the Prospectus.

This Prospectus Supplement includes the attached Quarterly Report on Form 10-QSB for the quarter ended December 31, 2005 and the attached Current Report on Form 8-K of Wherify Wireless, Inc., filed with the Securities and Exchange Commission on February 14, 2006 and February 15, 2006, respectively.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make your investment decision.

This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. See "Risk Factors" beginning on page 4 of the accompanying Prospectus for a description of certain factors that should be considered by prospective Investors.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is February 16, 2006.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-QSB

☒	Quarterly Report Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934 for the quarterly period ended December 31, 2005.

☐	Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the transition period from _________ to _________.

Commission File Number: 0-24001

WHERIFY WIRELESS, INC.
(Exact name of small business issuer as specified in its charter)

Delaware	76-0552098
(State of incorporation)	(IRS Employer Identification No.)

2000 Bridge Parkway, Suite 201, Redwood Shores, CA	94065
(Address of principal executive offices)	(Zip Code)

650-551-5277
(Issuer's telephone number)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes: ☒  No: ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

Yes: ☐  No: ☒

Applicable Only to Corporate Issuers:

As of February 6, 2006, there were 54,923,814 shares of common stock, no par value, outstanding.

Transitional Small Business Disclosure Format     ☐ Yes     ☒    No

WHERIFY WIRELESS, INC.
FORM 10-QSB
FOR THE QUARTER ENDED DECEMBER 31, 2005

PART I. FINANCIAL INFORMATION

Item 1. Financial Statements
Wherify Wireless, Inc.
Condensed Balance Sheet
December 31, 2005
Unaudited

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$1,184,863
Restricted certificates of deposit	1,650,091
Prepaid expenses	140,225
Accounts receivable	22,247
Inventory	6,446
TOTAL CURRENT ASSETS	3,003,872

Goodwill	3,222,000
Intangible assets, net of accumulated amortization of $326,199	1,866,801
Property and equipment, net of accumulated depreciation of $1,203,432	475,010
Other long-term assets	226,072
TOTAL ASSETS	$8,793,755

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable	$3,719,573
Accounts payable - related party	3,936,668
Accrued liabilities	472,137
Accounts payable related to discontinued operating segment	2,606,514
TOTAL CURRENT LIABILITIES	10,734,892

STOCKHOLDERS' DEFICIT
Common stock, no par value:
100,000,000 shares authorized, 54,785,121 shares
issued and outstanding as of December 31, 2005	124,417,408
Deferred stock compensation	(613,088)
Accumulated deficit	(125,745,457)
TOTAL STOCKHOLDERS' DEFICIT	(1,941,137)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$8,793,755

See accompanying notes to financial statements.

Wherify Wireless, Inc.
Condensed Statement of Operations
Three Months Ended December 31, 2005 and 2004
Unaudited

	Three Months Ended December 31,
	2005	2004
REVENUES:
Sales Revenue	$64,364	$17,442
Cost of Goods Sold	6,027	67,245
NET REVENUES	58,337	(49,803)

OPERATING EXPENSES:
General and administrative	2,761,979	2,331,410
Rent expense	342,728	-
Rent expense payable to related party	-	342,497
Amortization & depreciation	229,975	24,122
TOTAL OPERATING EXPENSES	3,334,682	2,698,029

OPERATING LOSS	(3,276,345)	(2,747,832)

OTHER INCOME (EXPENSE)
Interest expense	(3,160)	(16,612)
Interest and other income	19,929	6,603

NET LOSS FROM CONTINUING OPERATIONS	(3,259,576)	(2,757,841)

DISCONTINUED OPERATIONS
Loss from operations of discontinued segment	(42,930)	(42,813)

NET LOSS	$(3,302,506)	$(2,800,654)

Basic and diluted net loss per share
from continuing operations	$(0.06)	$(0.93)

Basic and diluted net loss per share	$(0.00)	$(0.01)
from discontinued operations

Basic and diluted net loss per share	$(0.06)	$(0.95)

Weighted average number of shares outstanding	53,005,324	2,955,726

See accompanying notes to financial statements.

Wherify Wireless, Inc.
Condensed Statement of Operations
Six Months Ended December 31, 2005 and 2004
Unaudited

	Six Months Ended December 31,
	2005	2004
REVENUES:
Sales Revenue	$100,000	$61,963
Cost of Goods Sold	9,383	106,436
NET REVENUES	90,617	(44,473)

OPERATING EXPENSES:
Goodwill impairment	64,308,022	-
General and administrative	5,096,404	3,202,345
Rent expense	685,457	-
Rent expense payable to related party	-	684,994
Amortization & depreciation	415,164	47,144
TOTAL OPERATING EXPENSES	70,505,047	3,934,483

OPERATING LOSS	(70,414,430)	(3,978,956)

OTHER INCOME (EXPENSE)
Interest expense	(9,742)	(25,735)
Interest and other income	45,639	16,730
State income Tax	-	(3,232)

NET LOSS FROM CONTINUING OPERATIONS	(70,378,533)	(3,991,193)

DISCONTINUED OPERATIONS
Loss from operations of discontinued segment	(85,860)	(85,626)

NET LOSS	$(70,464,393)	$(4,076,819)

Basic and diluted net loss per share
from continuing operations	$(1.46)	$(1.35)

Basic and diluted net loss per share	$(0.00)	$(0.03)
from discontinued operations

Basic and diluted net loss per share	$(1.46)	$(1.38)

Weighted average number of shares outstanding	48,143,070	2,955,726

See accompanying notes to financial statements.

Wherify Wireless, Inc.
Condensed Statements of Cash Flows
Unaudited

	Six Months Ended December 31,
	2005	2004
NET CASH USED IN OPERATING ACTIVITIES	(5,070,368)	(2,276,421)
INVESTING ACTIVITIES Decrease (Increase) in restricted certificates of deposit	799,210	(204,360)
Purchase of property and equipment	(88,268)	(22,276)
Loan to another entity	0	(100,000)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	710,942	(326,636)
FINANCING ACTIVITIES:
Proceeds from issuance of common stock	4,336,200	-
Proceeds from issuance of preferred stock	0	5,159,466
NET CASH PROVIDED BY FINANCING ACTIVITIES	4,336,200	5,159,466
CHANGE IN CASH AND CASH EQUIVALENTS	(23,226)	2,556,409
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	1,208,089	916,314
CASH AND CASH EQUIVALENTS - END OF PERIOD	1,184,863	3,472,723

See accompanying notes to financial statements.

WHERIFY WIRELESS, INC.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Wherify Wireless, Inc. ("Wherify" or the "Company") have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"). These financial statements should be read in conjunction with the audited financial statements and notes thereto contained in Wherify's Annual Report filed with the SEC on Form 10-KSB for the year ended June 30, 2005. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. We have omitted notes to the financial statements that would substantially duplicate the disclosure contained in the audited financial statements for the year ended June 30, 2005 as reported in the Form 10-KSB.

NOTE 2 - STOCK-BASED COMPENSATION

We apply the intrinsic value method of accounting for employee stock-based compensation plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25).

The Financial Accounting Standards Board issued SFAS No. 123R, "Share-Based Payment" (SFAS No. 123R), which requires that we account for employee share-based transactions using a fair value based method. SFAS No. 123R is effective for us for all share-based transactions initiated on or after January 1, 2006. We will apply this statement using a modified version of prospective application. We will recognize compensation cost for the unvested portion of awards granted prior to the effective date, based on the grant-date fair value of those awards used in the pro forma disclosures below. We have assessed the impact that the adoption of this statement will have on our consolidated financial statements to the extent possible. The impact with respect to variable instruments is dependent on our stock price on the date of implementation.

If employee stock-based compensation costs had been expensed based on the fair value (determined using the Black-Scholes model) method of accounting applied to all stock-based awards, our pro forma results would be:

	Three Months Ended December 31,		Six Months Ended December 31,
	2005	2004	2005	2004
Net loss as reported	(3,302,506)	(2,800,654)	(70,464,393)	(4,076,819)

Add: Stock-based employee/director compensation included in net loss determined under APB No. 25, net of related tax effects	50,252	-	100,504	-

Deduct: Stock-based employee/director compensation expense determined under the fair-value method for all awards, net of related tax effects	(893,428)	-	(1,065,191)	(30,783)

Pro forma net loss	(4,145,682)	(2,800,654)	(71,429,080)	(4,107,602)

Basic and diluted net loss per share:
As reported	(0.06)	(0.95)	(1.46)	(1.38)
Pro forma	(0.08)	(0.95)	(1.48)	(1.39)

Weighted average number of shares	53,005,324	2,955,726	48,143,070	2,955,726

NOTE 3 - BUSINESS COMBINATION

On July 21, 2005, Wherify (formerly IQ Biometrix, Inc.) merged with Wherify California, Inc. ("Wherify California"). Pursuant to the terms of the Agreement and Plan of Merger, Wherify issued 41,893,797 shares of common stock in exchange for all of the outstanding common and preferred shares of Wherify California.

For accounting purposes, the merger has been treated as reverse acquisition of Wherify by Wherify California. Accordingly, the financial results presented for all periods prior to the merger date are those of Wherify California. As of the merger date, the financial statements include the combined operating results, assets and liabilities of Wherify and Wherify California. The former business operations of Wherify, consisting primarily of the sale of FACES software and related services to law enforcement agencies and the security industry, is not expected to constitute a significant part of the ongoing business of the combined company.

The aggregate purchase price of the business combination was $70,213,189, which was calculated by multiplying the total outstanding shares of Wherify of 12,339,750 shares by the closing price on the date of the merger of $5.69.

The following table summarizes the estimated fair values of the assets that Wherify California acquired and the liabilities that it assumed from Wherify on the date of the acquisition.

Current Assets	$1,131,654
Fixed Assets	1,968
Goodwill	67,530,022
Intangible Assets	2,193,000
Total Assets Acquired	70,856,644

Accounts Payable	(383,266)
Accrued Expense	(60,189)
Convertible Debt	(200,000)
Total Liabilities Assumed	(643,455)

Net Assets Acquired	$70,213,189

The intangible assets of $2,193,000 relate primarily to customer lists, which will be amortized on a straight-line basis over their estimated useful life of 3 years. None of the amount allocated to goodwill is expected to be deductible for tax purposes.

Assuming the merger occurred on July 1, 2005, the Company's pro-forma revenues and net income would not differ materially from the actual amounts reported in the Statement of Operations. The following table presents unaudited pro-forma information for the three and six months ended December 31, 2004, as if the merger had occurred on July 1, 2004.

Three Months ended December 31, 2004:
	As Reported	Pro-Forma
Revenues	$17,442	$269,724
Net Loss	($2,800,654)	($3,693,652)
Loss Per Share	($0.95)	($0.38)

Six Months ended December 31, 2004:
	As Reported	Pro-Forma
Revenues	$61,963	$275,476
Net Loss	($4,076,819)	($5,942,463)
Loss Per Share	($1.35)	($0.63)

NOTE 4 - GOODWILL

The Company periodically reviews its goodwill for impairment. If the fair market value of the goodwill is deemed to be less than the carrying value, the difference is recorded in the Statement of Operations as an expense.

With the assistance of a third party, the Company concluded that the implied fair market value of the goodwill was $3,222,000 as of September 30, 2005. Therefore, an impairment of $64,308,022 was recorded during the quarter. When estimating the fair market value, the Company used an income approach that was based on pro-forma financial projections for fiscal years 2006 through 2008, discounted at a rate of 29.2%. The calculation of the projections and the discount rate includes numerous assumptions made by management. If actual results of operations are worse than projected or the Company's market outlook changes, the Company could have additional impairments of goodwill and identified intangible assets in future periods, which, in turn, could have a material adverse effect on the Company's results of operations. As of December 31, 2005, goodwill remained at $3,222,000.

NOTE 5 - DISCONTINUED OPERATIONS

During the quarter ended June 30, 2005, Wherify California discontinued the sale of its product line that consisted of wristwatches with GPS functionality. All revenues and expenses relating this product line have been classified in the Statement of Operations as discontinued operations. In addition, the accounts payable relating to this product has been segregated on the balance sheet.

NOTE 6 - EQUITY

During the quarter ended December 31, 2005, the Company issued 185,000 shares of common stock in exchange for investor services. In addition, the Company issued 186,756 shares of common stock for options exercised during the quarter and received cash proceeds of $59,761. The Company issued 108,742 shares of common stock for warrants exercised during the quarter in the form of a cashless exercise.

In addition, in November 2005 the Company received proceeds of $2.7 million in connection with the issuance of 1,801,002 shares of common stock in a private placement transaction.

NOTE 7 - INVENTORY

The Company recognizes impairment losses on its inventory when there is evidence that the value of the goods will be less than the costs. During the year ended June 30, 2005, the Company contracted with an external party to manufacture 15,000 units of its Wherifone product. When the Company executed the agreement, a successful prototype of the product had not yet been developed, and the limited marketing campaigns conducted to that point had not yet indicated that the product would have a resale value. Due to the substantial doubts regarding the product's functionality and salability, the Company recognized an impairment of approximately $2.1 million during the year ended June 30, 2005. (The impairment was included as part of research and development expenses.) Since that time, the Company has concluded that the product can be manufactured successfully and sold at or above cost. Therefore, the Company expects that any future additions of the product to inventory will be recorded at cost unless new circumstances arise.

NOTE 8 - SUBSEQUENT EVENTS

On February 9, 2006, Wherify entered into a $35 Million Investment Agreement with Dutchess Private Equities Fund, L.P. ("Dutchess"). Pursuant to the terms of the Investment Agreement, over the next two years Wherify may at its discretion periodically sell (or "put") to Dutchess shares of its common stock having an aggregate purchase price of up to $35 million. For each share of common stock sold under the Investment Agreement, Dutchess agreed to pay Wherify 95% of the lowest closing bid price of Wherify's common stock during the 5 trading days immediately following the applicable put notice date. Wherify may elect not to sell any shares to Dutchess at a price that is less than 95% of the closing bid price on the trading day immediately preceding the applicable put notice date.

Under the terms of the Investment Agreement Wherify may, every 7 trading days, sell to Dutchess common stock with a value equal to the greater of $500,000 or 200% of the average daily trading volume of the common stock for the 10 trading days prior to the applicable put notice date multiplied by the average of the three daily closing bid prices immediately preceding the put notice date. Dutchess's obligation to purchase shares of Wherify's common stock is subject to certain conditions, including Wherify obtaining an effective registration statement for shares of common stock to be sold under the Investment Agreement.

Item 2. Management's Discussion and Analysis or Plan of Operation

The following discussion and analysis of financial condition and results of operations should be read in conjunction with our financial statements and related notes included elsewhere in this report. This discussion contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of various factors including those discussed in the section entitled "Forward Looking Statements" elsewhere in this report.

Wherify's auditor has included a going concern paragraph in its latest audit report and has reported that Wherify has suffered net operating losses in the past two fiscal years and has significant working capital deficits that raise substantial doubt about the Company's ability to continue as a going concern.

1. Introduction

On July 21, 2005, Wherify California, Inc., a California corporation (formerly known as Wherify Wireless, Inc.) ("Wherify California") was merged with a special purpose subsidiary of Wherify (formerly known as IQ Biometrix, Inc.). As a result of the merger, Wherify California became a wholly owned subsidiary of Wherify. Accordingly, our current business operations include the business operations of both Wherify California and Wherify, although as discussed below, the former business operations of Wherify, consisting primarily of the sale of FACES software and related services to law enforcement agencies and the security industry, is not expected to constitute a significant part of the ongoing business operations of the combined company.

The merger was treated as a reverse acquisition, pursuant to which Wherify California was treated as the acquirer of Wherify for financial reporting purposes. Consequently, following the consummation of the merger, the historical financial statements of Wherify California serve as the principal historical financial statements of the combined company.

Under applicable accounting rules, the purchase price of the acquisition (which is determined based on the percentage of the combined company held by the pre-merger Wherify stockholders and the stock price of the combined company) is allocated to identifiable tangible and intangible assets, and then the excess of the purchase price over the amounts allocated to these assets is allocated to goodwill. During the quarter ended December 31, 2005, the Company, with the assistance of an independent third party, completed the purchase price allocation and concluded that the value of the identifiable intangible assets was $2.2 million and the total amount of goodwill was $67.5 million. Following the finalization of the purchase price allocation, the Company concluded that the implied fair value of goodwill was $3.2 million resulting in an indicated impairment of $64.3 million, which was recorded by the Company in the quarter ended September 30, 2005. We will continue to review our intangible assets including goodwill periodically for possible impairment.

2. Future Business and Operations

We anticipate that our principal business activity on an ongoing basis will be the business of Wherify California, consisting primarily of the development and sale of wireless location products and services. The former business of Wherify, consisting primarily of the sale of security software and services, including facial composite software, to law enforcement agencies and the security industry, is not expected to constitute a significant part of the ongoing business operations of the combined company. Accordingly, historical financial information relating to the former business of Wherify is expected to have only minimal significance to the future business of the combined company.

3. Liquidity and Capital Resources

As of December 31, 2005, Wherify had cash and cash equivalents of approximately $1.2 million, restricted certificates of deposit of approximately $1.7 million, which are being utilized as collateral to support our obligations under a letter of credit related to our contract manufacturer, other current assets of approximately $0.2 million and current liabilities of approximately $10.7 million, including approximately $3.9 million in past due rent obligations. Wherify currently does not have any credit facility available to it, and has financed its operations to date primarily through the issuance of an aggregate of approximately 54 million shares. There is a "going concern" paragraph in Wherify's auditor's report dated August 24, 2005. In addition to our $35 million Investment Agreement (as discussed under “Recent Events”), we continue in the process of locating financing sources to meet our liquidity shortfall. Adequate funds may not be available on terms acceptable to us. If additional funds are raised through the issuance of equity securities, dilution to existing stockholders may result. If funding is insufficient at any time in the future, we may be unable to develop or enhance our products or services, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our financial position, results of operations and cash flows. We have no material commitments for capital expenditures and there are no anticipated material capital expenditures that are reasonably expected to have a material impact on us.

Even with financing, there can be no assurance that we will achieve profitability. Due to these factors, we believe that period-to-period comparisons of our results of operations are not necessarily a good indication of future performance. The results of' operations in some future periods may be below the expectations of analysts and investors.

We have worked out an arrangement with our landlord and are currently paying rent. We have entered into an agreement with the landlord that provides that we will begin paying back due rent as well as paying for certain back due expenses covered by the landlord. Under this agreement, upon achieving adequate financing, we will settle our debt with the landlord, which was approximately $3.9 million as of December 31, 2005. There is no guarantee that additional financing will be found to settle this obligation.

We expect operating losses and negative operating cash flows to continue for at least the next twelve months, because of expected increases in expenses related to brand development; marketing and other promotional activities; increases in personnel; the expansion of infrastructure and customer support services; strategic relationship development; and potential acquisitions of related complementary businesses. We believe the expenses incurred during that period will help us to build the infrastructure necessary to increase revenues both through organic growth and through acquisitions, which we believe hold the key to our future revenue growth. We believe it will take additional products, either created in house or acquired through acquisitions, to help us increase revenue, and ultimately to reach profitability. However, we can make no assurances that these activities will achieve the desired results of increased revenues, or that any increase in revenues will be enough to bring the Company to profitability and positive cash flow.

Wherify is currently considering a number of different financing opportunities in order to meet its short term cash flow needs. Adequate funds may not be available on terms acceptable to us. If additional funds are raised through the issuance of equity securities, dilution to existing stockholders may result. If funding is insufficient at any time in the future, we may be unable to develop or enhance our products or services, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our financial position, results of operations and cash flows.

4. General

Wherify is a developer and provider of wireless location products and services. Its products and services are designed to be used for child safety, parental supervision, personal protection, Alzheimer and memory loss supervision, law enforcement, animal identification and location, and personal property tracking. The proprietary integration of communication technologies enables customers to obtain real-time location information for individuals and property directly through the internet or any phone.

Wherify's cost of revenues currently consists of actual manufacturing costs.

General and administrative expense includes general administrative, manufacturing, research and development, and sales and marketing expenses. General administrative expense consists primarily of salaries and related expenses for executive, finance, accounting, information technology, facilities, and human resources personnel. Research and development expense consists primarily of salaries and related personnel expense and expenses related to the design, development, testing and enhancement of products. Currently we are focusing attention on further development of our Wherifone product. Sales and marketing expenses consist primarily of salaries, commissions and related expenses for personnel engaged in marketing, sales and customer support, as well as costs associated with promotional activities and related travel expenses.

5. Results Of Operations for the Three Months Ended December 31, 2005

Quarter Ended December 31, 2005 Compared To Quarter Ended December 31, 2004

Net revenues for the quarter ended December 31, 2005 were $ 58,337 versus $(49,803) for the quarter ended December 31, 2004. Sales revenues in the current quarter were generated by the sales of FACES product. Sales revenues in the quarter ended December 31, 2004 were generated by the sales of the Wherify child locator watch. Wherify discontinued the sale of its child locator watch as of its fiscal year ended June 30, 2005.

Operating expenses for the quarter ended December 31, 2005 were $3.3 million versus $2.7 million for the quarter ended December 31, 2004.

General and administrative expenses, excluding rent expense payable to related party, increased by $0.3 million from $2.3 million in the quarter ended December 31, 2004 to $2.7 million in the quarter ended December 31, 2005. The increase in these expenses is due primarily to higher legal fees of $0.5 million due to costs associated with the merger, government filings and litigation costs, $0.3 million in higher investor relations costs, and $0.1 million in higher sales and marketing costs, partially offset by $0.3 million in lower research and development costs.

Amortization and depreciation expense increased by $0.2 million from $24,122 in the quarter ended December 31, 2004 to $0.3 million in the quarter ended December 31, 2005. The increase in these expenses is due to the amortization of the intangible asset that resulted from the merger of Wherify Wireless, Inc. and Wherify California, Inc.

6. Results Of Operations for the Six Months Ended December 31, 2005

Six months ended December 31, 2005 compared to six months ended December 31, 2004

Net revenues for the six months ended December 31, 2005 were $90,617. Sales Revenue in this period was generated by the sales of FACES. Sales Revenues for the six months ended December 31, 2004 were generated by the sales of the Wherify child locator watch. Wherify discontinued the sale of its child locator watch as of its fiscal year ended June 30, 2005.

Operating expenses for the six months ended December 31, 2005 were $70.5 million versus $3.9 million for the six months ended December 31, 2004. This is primarily due to recognizing a $64.3 million goodwill impairment as of September 30, 2005, as discussed in Footnote 4 - Goodwill.

General and administrative expenses, excluding rent expense payable to related party, increased by $1.9 million from $3.2 million in the six months December 31, 2004 to $5.1 million in the six months ended December 31, 2005. The increase in these expenses is due primarily to higher legal fees of $1.1 million due to costs associated with the merger, government filings and litigation costs, $0.3 million in higher investor relations costs, $0.2 million in higher patents and trademarks expenses, and $0.2 million in higher other administrative costs. Sales and marketing expenses also increased by $0.2 million.

Research, development and manufacturing expenses decreased by $0.7 million during the six months ending December 31, 2005 from $1.5 million in the six months ending December 31, 2004. Manufacturing expenses decreased by $0.9 million related to the Wherifone product, partially offset by higher engineering and manufacturing salaries that increased by $0.2 million during the six months ended December 31, 2005.

Amortization and depreciation expense increased by approximately $0.3 million from $47,144 in the six months ended December 31, 2004 to $0.4 million in the six months ended December 31, 2005. The increase in these expenses is due intangible asset that resulted from the merger of Wherify Wireless, Inc and Wherify California, Inc.

7. Recent Events

On February 9, 2006, Wherify entered into a $35 Million Investment Agreement with Dutchess Private Equities Fund, L.P. ("Dutchess"). Pursuant to the terms of the Investment Agreement, over the next two years Wherify may at its discretion periodically sell (or "put") to Dutchess shares of its common stock having an aggregate purchase price of up to $35 million. For each share of common stock sold under the Investment Agreement, Dutchess agreed to pay Wherify 95% of the lowest closing bid price of Wherify's common stock during the 5 trading days immediately following the applicable put notice date. Wherify may elect not to sell any shares to Dutchess at a price that is less than 95% of the closing bid price on the trading day immediately preceding the applicable put notice date.

Under the terms of the Investment Agreement Wherify may, every 7 trading days, sell to Dutchess common stock with a value equal to the greater of $500,000 or 200% of the average daily trading volume of the common stock for the 10 trading days prior to the applicable put notice date multiplied by the average of the three daily closing bid prices immediately preceding the put notice date. Dutchess's obligation to purchase shares of Wherify's common stock is subject to certain conditions, including Wherify obtaining an effective registration statement for shares of common stock to be sold under the Investment Agreement.

FORWARD LOOKING STATEMENTS

The statements contained in this Report that are not historical facts are "forward-looking statements" (as such term is defined in Section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934), which can be identified by the use of forward-looking terminology such as "estimated," "projects," "anticipated," "expects," "intends," "believes," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. These forward-looking statements, such as the Company's plans concerning the availability of additional financing, and other statements contained in this Report regarding matters that are not historical facts, are only estimates or predictions and cannot be relied upon. No assurance can be given that future results will be achieved; actual events or results may differ materially as a result of risks facing the company or actual results differing from the assumption underlying such statements. Such risks and assumptions include, but are not limited to, those factors described below, as well as regulatory, legislative, and judicial developments that could cause actual results to vary materially from the future results indicated, expressed or implied in such forward-looking statements. All written and oral forward-looking statements made in connection with this Report which are attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the "Factors Affecting Future Operating Results" and other cautionary statements included herein. The Company disclaims any obligation to update information contained in any forward-looking statement.

FACTORS AFFECTING FUTURE OPERATING RESULTS

The following important factors, among others, could cause actual results to differ materially from those contained in forward-looking statements made in this report or presented elsewhere by management from time to time.

We Are The Product Of A Recent Merger Of Two Development Stage Companies, Have Limited Revenues And Have A Limited Operating History On Which To Evaluate Our Potential For Future Success.

On July 21, 2005, we completed the merger with Wherify California. Wherify and Wherify California have only limited operating histories upon which you can evaluate our business and prospects. You must consider the risks and uncertainties frequently encountered by companies in situations such as ours, including but not limited to the ability to grow and prosper and finance such growth. If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations and financial condition will be materially and adversely affected.

Wherify California was incorporated in March 1998 and began selling its initial product in May 2003. To date, sales of Wherify California's products have been very limited. Wherify California's limited operating experience in the wireless location-based services market makes it difficult to evaluate its business. Wherify California has never achieved profitability, and it may not achieve profitability in the future. The uncertainty of Wherify California's ability to execute on its business plan and the uncertainties regarding the acceptance of its products or its competition increase the risk that the value of Wherify California may decline.

Prior to the merger with Wherify California, we had generated very limited revenues from the sale of our FACES software or any other products. Our limited revenue and limited operating history prior to the merger makes an evaluation of the prospects of our facial recognition software extremely difficult.

We Currently Lack Liquidity and Have Limited Revenues and Both Wherify and Wherify California Had Going-Concern Qualifications in Their Most Recent Audit Reports

As of December 31, 2005, Wherify had cash and cash equivalents of approximately $1.2 million, restricted certificates of deposit of approximately $1.7 million, which are being utilized as collateral to support our obligations under a letter of credit related to our contract manufacturer, other current assets of approximately $0.2 million and current liabilities of approximately $10.7 million, including approximately $3.9 million in past due rent obligations. As of January 31, 2006, Wherify had cash and cash equivalents of approximately $0.5 million and restricted certificates of deposit of approximately $1.5 million. There is a going concern paragraph in Wherify and Wherify California's most recent audit reports. Substantially all of our cash has been raised through capital raising transactions rather than operations. As we have limited revenues, we will need to raise additional working capital in the near future. There is no assurance that we will be able to raise additional working capital at all or on terms favorable to our stockholders or us. If we are unable to raise additional working capital, we will need to reduce our costs, which may require us to reduce operations, personnel and overhead, which would have an adverse effect on our business.

We Need To Raise Substantial Additional Capital, Which May Result In Substantial Dilution To Existing Stockholders.

In order to manufacture, distribute and sell our products and to execute on our business plan, we need substantial additional capital. We are currently considering possible sources of this additional capital, including raising capital through the issuance of equity securities. Although the exact amount we intend to raise has not yet been determined, we are contemplating an amount in excess of $20 million. There can be no assurance that we will be able to raise sufficient additional capital at all or on terms favorable to our stockholders or us. If we issue equity securities in order to raise additional capital in the amounts currently contemplated, the stockholders will experience immediate and substantial dilution in their ownership percentage of the company. In addition, to raise the capital we need, we may need to issue additional shares at a discount to the current market price. If the terms of such financings are unfavorable to us or our stockholders, the stockholders may experience substantial dilution and/or a significant decrease in the value of their stock. In addition, any new equity securities may have rights, preferences or privileges senior to those of existing holders of common stock. If we cannot raise funds on acceptable terms, we may not be able to develop, market or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements all of which could have a material adverse effect on us.

The Release of Shares From Lock-ups and the Potential Sale of a Significant Number of Shares May Significantly Negatively Affect Our Stock Price.

The former stockholders of Wherify California own approximately 80% of our stock calculated on a fully diluted basis. Approximately 30% of these shares are subject to lock-up agreements that are scheduled to expire on July 21, 2006. If these stockholders attempt to sell a significant portion of their shares shortly after such shares are released from the lock-ups, or if we release a significant portion of the stockholders from their obligations under the lock-up agreements prior to the expiration of the relevant lock-up periods, our stock price could be significantly negatively affected.

We Have Only Recently Begun Full Production of Our Wherifone(TM) Product and May Encounter Manufacturing Problems During the Production Process.

Our Wherifone(TM) product is a new product and we have discontinued manufacturing all of our other products. The manufacture of our Wherifone(TM) product involves complex and precise processes, which we have subcontracted to another company. To date, we have only initiated a limited production of this product and so we do not yet know whether we will encounter any serious problems during the production process in the long-term. Any significant problems in manufacturing, assembling or testing of this product could delay the roll-out of the Wherifone(TM) product and have an adverse impact on our business and prospects.

Our Software Products Are Complex And May Contain Unknown Defects That Could Result In Numerous Adverse Consequences.

Complex software products such as those associated with our Wherifone(TM) product often contain latent errors or defects, particularly when first introduced, or when new versions or enhancements are released. We have experienced errors and defects in our most recent release of the software associated with our Wherifone(TM) product, but do not believe these errors will have a material negative effect on the functionality of the Wherifone(TM) product. However, there can be no assurance that, despite testing, additional defects and errors will not be found in the current version, or in any new versions or enhancements of this software, any of which could result in damage to our reputation, the loss of sales, a diversion of our product development resources, and/or a delay in market acceptance, and thereby materially adversely affecting our business, operating results and financial condition. Furthermore, there can be no assurance that our products will meet all of the expectations and demands of our customers. The failure of our products to perform to customer expectations could give rise to warranty claims. Any of these claims, even if not meritorious, could result in costly litigation or divert management's attention and resources. Any product liability insurance that we may carry could be insufficient to protect us from all liability that may be imposed under any asserted claims.

We Have Not Yet Signed a U.S. Wireless Carrier for our Wherifone(TM) Product and the Terms of Any Such Agreement are Not Yet Known.

We have not yet signed a definitive agreement with a U.S. wireless carrier for our products. If we are unable to sign such an agreement on favorable terms, this could adversely impact our costs and our business and prospects.

We Depend On Our Key Personnel To Manage Our Business Effectively In A Rapidly Changing Market. If We Are Unable To Retain Our Key Employees, Our Business, Financial Condition And Results Of Operations Could Be Harmed.

Our future success depends to a significant degree on the skills, efforts and continued services of our executive officers and other key engineering, manufacturing, operations, sales, marketing and support personnel who have critical industry experience and relationships. If we were to lose the services of one or more of our key executive officers and senior management members, we may not be able to grow our business as we expect, and our ability to compete could be harmed, adversely affecting our business and prospects.

Fluctuations In Our Business And Operating Results May Materially And Adversely Affect The Trading Price Of Our Common Stock.

We expect that our operating results will fluctuate in the future due to a number of factors many of which are outside of our control. These factors include the following:

●	Overall demand for our products;

●	Our ability to attract new customers at a steady rate;

●	The rate at which we or our competitors introduce new products, the rate at which these products acquire market acceptance, and the cost required to develop these products;

●	Technical defects in our products that could delay product shipments or increase the costs of introducing new products;

●	Changes in the pricing of our products or those of our competitors;

●	The amount and timing of capital expenditures and other costs relating to the expansion of our operations;

●	Costs relating to our marketing programs and our business in general;

●	General economic conditions; and

Any of the foregoing factors may cause our operating expenses to be disproportionately high or cause our revenue and operating results to fluctuate causing our business, financial condition and operating results to be adversely affected. In addition, to respond to changes in our competitive environment, we may occasionally make certain decisions from which we may benefit in the long run. However, in the short run, such decisions could materially and adversely affect our quarterly results of operations and financial condition. Due to all of the foregoing factors, in some future quarter our operating results may fall below our expectations and those of our stockholders. In such event, the trading price of our common stock could be materially adversely affected. Further, we believe that period-to-period comparisons of our financial results may not be very meaningful. Accordingly, you should not conclude that such comparisons indicate future performance.

Our Markets Are Highly Competitive, And Our Failure To Compete Successfully Would Limit Our Ability To Sell Our Products, Attract And Retain Customers And Grow Our Business.

Competition in the wireless location services market and the facial composite software market is intense. In addition, the adoption of new technology in the communications industry likely will intensify the competition for improved wireless location technologies. The wireless location services market has historically been dominated by large companies, such as Siemens AG and LoJack Corporation. In addition, a number of other companies such as Digital Angel Corporation and WebTech Wireless Inc. have announced plans for new products that are similar to our wireless location products, and new competitors are emerging to compete with Wherify's wireless location services products. Due to the rapidly evolving markets in which we compete, additional competitors with significant market presence and financial resources may enter those markets, thereby further intensifying competition.

Our Wireless Location Product And Technology Are New And May Not Be Accepted In The Market.

We have had only a limited release of one of our planned wireless locator products in the market. There can be no assurances that consumer demand will meet, or even approach, our expectations. In addition, our pricing and marketing strategies may not be successful. Lack of customer demand, a change in marketing strategy and changes to our pricing models could dramatically alter our financial results.

Standards In Wireless Communications Industry Are In Flux, And If We Are Unable To Comply With These Industry Standards, Our Business Will Be Harmed.

Standards in the wireless communications industry are evolving. The emergence and broad adoption of new industry standards could require us to redesign our products. If we are unable to design our products to comply with these new standards, our products would become obsolete and consumers would instead purchase other standard-compliant products. As a result, our business could be harmed, and our financial condition and results of operations could be adversely affected.

Changes In The Government Regulation Of Our Wireless Location Product Or Wireless Carriers Could Harm Our Business.

Our products, wireless carriers and other members of the communications industry are subject to domestic government regulation by the Federal Communications Commission (the FCC) and international regulatory bodies. These regulatory bodies could enact regulations which affect our products or the service providers which distribute our products, such as limiting the scope of the service providers' market, capping fees for services provided by them or imposing communication technology standards which impact our products.

If Our Wireless Locator Products Fail To Achieve Broad Market Acceptance, Our Business Results Will Be Harmed.

We have not begun selling our wireless location products for use by direct purchase consumers or for resale by distributors. If Wherify's products are not widely accepted by the market, our business results could be harmed. Factors that may affect the market acceptance of our location products include the following: Price; Reliability; Performance; Technological innovation/enhancements; Network coverage; Ease of use; and Availability.

If we fail to perform adequately on the basis of each of these factors versus competing products and technologies, our business results could be harmed.

Our Ability To Compete Could Be Jeopardized And Our Business Seriously Compromised If We Are Unable To Protect Ourselves From Third-Party Challenges, The Development And Maintenance Of The Proprietary Aspects Of Wireless Location Products And Technology We Develop.

Our products utilize a variety of proprietary rights that are critical to our competitive position. Because the technology and intellectual property associated with our wireless location products are evolving and rapidly changing, our current intellectual property rights may not adequately protect us in the future. We rely on a combination of patent, copyright, trademark and trade secret laws and contractual restrictions to protect the intellectual property utilized in our products. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. In addition, monitoring unauthorized use of our products is difficult and we cannot be certain the steps we have taken will prevent unauthorized use of our technology. Also, it is possible that no patents or trademarks will be issued from our currently pending or future patent or trademark applications. Because legal standards relating to the validity, enforceability and scope of protection of patent and intellectual property rights in new technologies are uncertain and still evolving, the future viability or value of our intellectual property rights is uncertain. Moreover, effective patent, trademark, copyright and trade secret protection may not be available in some countries in which we distribute or may anticipate distributing our products. Furthermore, our competitors may independently develop similar technologies that limit the value of our intellectual property or design around patents issued to Wherify. If competitors are able to use our technology, our competitive edge would be reduced or eliminated.

In addition, third parties may at some point claim certain aspects of our business infringe their intellectual property rights. While we are not currently subject to nor is aware of any such claim, any future claim (with or without merit) could result in one or more of the following:

●	Significant litigation costs;

●	Diversion of resources, including the attention of management;

●	Our agreement to pay certain royalty and/or licensing fees; and

●	Cessation of our rights to use, market, or distribute such technology.

Any of these developments could materially and adversely affect our business, results of operations and financial condition. In the future, we may also need to file lawsuits to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. Whether successful or unsuccessful, such litigation could result in substantial costs and diversion of resources. Such costs and diversion could materially and adversely affect our business, results of operations and financial condition.

We Could Become Subject To Litigation Regarding Intellectual Property Rights, Which Could Seriously Harm Our Business And Require Us To Incur Significant Costs.

In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. Any parties asserting that our products infringe upon their proprietary rights would force us to defend ourselves and possibly our customers or manufacturers against the alleged infringement. These claims and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidation of proprietary rights. These lawsuits, regardless of their merits, would likely be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation also could force us to do one or more of the following:

●	Stop selling, incorporating or using our products that use the challenged intellectual property;

●	Obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or

●	Redesign those products that use such technology.

If we are forced to take any of the foregoing actions, our business and prospects may be seriously harmed.

We Currently Depend Upon One Manufacturer For Our Principal Product And If We Encounter Problems With This Manufacturer There Is No Assurance That We Could Obtain Products From Other Manufacturers Without Significant Disruptions To Our Business.

We expect that our principal product will be manufactured to our specifications by one manufacturer. Although we could arrange for another manufacturer to supply the product, there is no assurance that we could do so without undue cost, expense and delay.

We Expect To Rely Heavily On A Few Customers.

Our revenues in the next several years could be heavily dependent on contracts with a limited number of major market makers in each business segment. The loss of, or a significant reduction in, orders from these major customers could have a material adverse effect on our financial condition and results of operations.

Fluctuations In Operating Results Could Adversely Affect The Market Price Of Our Common Stock.

Our revenues and operating results are likely to fluctuate significantly in the future. The timing of order placement, size of orders and satisfaction of contractual customer acceptance criteria, as well as order delays or deferrals and shipment delays and deferrals, may cause material fluctuations in revenue.

Delays or deferrals in purchasing decisions may increase as we develop new or enhanced products. The current and anticipated dependence on a small number of customers increases the revenue impact of each customer's actions relative to these factors. Our expense levels in the future will be based, in large part, on our expectations regarding future revenue, and as a result net income for any quarterly period in which material orders are delayed could vary significantly.

Because of these and other factors, investors should not rely on quarter-to-quarter comparisons of our results of operations, our results of operations or the pro forma financial information as an indication of future performance. It is possible that, in future periods, results of operations will differ from the estimates of public market analysts and investors. Such a discrepancy could cause the market price of our common stock to decline significantly.

Delays, Disruptions Or Quality Control Problems In Manufacturing Could Result In Delays In Shipments Of Products To Customers And Could Adversely Affect Our Business.

We might experience delays, disruptions or quality control problems in the manufacturing operations of our subcontractors. As a result, we could incur additional costs that would adversely affect gross margins, and product shipments to our customers could be delayed beyond the shipment schedules requested by our customers, which would negatively affect our revenues, competitive position and reputation. Furthermore, even if we are able to timely deliver products to our customers, we may be unable to recognize revenue based on our revenue recognition policies. Any disruptions in the future could adversely affect the combined company's revenues, gross margins and results of operations. We may experience manufacturing delays and reduced manufacturing yields upon introducing new products to our manufacturing lines or when integrating acquired products.

Rapid Technological Change In Our Market Could Cause Our Products To Become Obsolete Or Require Us To Redesign Our Products.

We expect that our markets will be characterized by rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, changing customer demands and evolving industry standards, any of which can render existing products obsolete. We believe that our future success will depend in large part on our ability to develop new and effective products in a timely manner and on a cost effective basis. As a result of the complexities inherent in our product, major new products and product enhancements can require long development and testing periods, which may result in significant delays in the general availability of new releases or significant problems in the implementation of new releases. In addition, if we or our competitors announce or introduce new products our current or prospective customers may defer or cancel purchases of our products, which could materially adversely affect our business, operating results and financial condition. Our failure to develop successfully, on a timely and cost effective basis, new products or new product enhancements that respond to technological change, evolving industry standards or customer requirements would have a material adverse affect on our business, operating results and financial condition.

If We Lose Any Key Personnel, Or Fail To Attract And Retain Additional Personnel, We May Be Unable To Continue Developing Our Business And Product Line.

The loss of the services of one or more of our key personnel could materially adversely affect our business, operating results and financial condition. We cannot guarantee that we will be able to retain our key personnel. Our future success also depends on our continuing ability to attract, assimilate and retain highly qualified sales, technical and managerial personnel. Competition for these individuals is intense and there can be no assurance that we can attract, assimilate or retain necessary personnel in the future.

We May Have Liability Under Applicable Securities Laws With Respect To Certain Shares Sold by Wherify California Even After Wherify California's Completion Of Its Rescission Offer.

Wherify California's offering of 1,701,714 shares of Series C Preferred Stock sold during the period from September 17, 2004 to January 19, 2005 may not have been exempt from the registration and qualification requirements under applicable securities laws. In order to address this issue, Wherify California made a rescission offer to all purchasers of such shares. The rescission offer was completed on April 11, 2005, and eight investors accepted the rescission offer and 75 rejected the rescission offer. The staff of the Securities and Exchange Commission, however, takes the position that a rescission offer does not extinguish a holder's right to rescind the issuance of shares that were not registered or exempt from the registration requirements under the Securities Act of 1933, as amended. Consequently, Wherify California and Wherify may remain liable under applicable securities laws to Wherify California stockholders who rejected the rescission offer for the purchase price of the shares that were subject to the rescission offer, plus applicable interest and costs. This liability, if realized, could imperil Wherify California's ability and the ability of Wherify, to operate the business as contemplated or to continue in business. In addition, if it is determined that Wherify California offered securities without properly registering them under applicable securities laws, or securing an exemption from registration, regulators could impose monetary fines or other sanctions as provided under these laws.

Our Success Depends On Our Ability To Protect Our Intellectual Property.

Our future success depends upon our proprietary technology. We protect our proprietary information through the use of patent, copyright, trademark, trade secret laws, confidentiality procedures and contractual provisions. Notwithstanding our efforts to protect our proprietary technology, policing unauthorized use or copying of our proprietary information is difficult, unauthorized use or copying occurs from time to time, and litigation to enforce intellectual property rights could result in significant costs and diversion of resources. Any patents we obtain in the future may be circumvented, challenged, invalidated or designed around by other companies. Despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property. Moreover, the laws of some foreign jurisdictions do not afford the same degree of protection to our proprietary rights as do the laws of the United States, and effective trademark, copyright, and trade secret protection may not be available in every country in which our products are distributed. Furthermore, our competitors may independently develop similar technology that substantially limits the value of our intellectual property. Our inability to adequately protect our intellectual property for these or other reasons, could materially and adversely affect our business, financial condition and operating results.

In addition, third parties may at some point claim certain aspects of our business infringe their intellectual property rights. While we are not currently subject to nor are aware of any such claim, any future claim (with or without merit) could result in one or more of the following:

●	Significant litigation costs;

●	Diversion of resources, including the attention of management;

●	Our agreement to pay certain royalty and/or licensing fees; and

●	Cessation of our rights to use, market, or distribute such technology.

Any of these developments could materially and adversely affect our business, results of operations and financial condition. In the future, we may also need to file lawsuits to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. Whether successful or unsuccessful, such litigation could result in substantial costs and diversion of resources. Such costs and diversion could materially and adversely affect our business, results of operations and financial condition.

Our Authorized Preferred Stock Exposes Stockholders To Certain Risks.

Our Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $.01 per share. To date, no shares of preferred stock have been issued. The authorized preferred stock constitutes what is commonly referred to as "blank check" preferred stock. This type of preferred stock allows the Board of Directors to divide the preferred stock into series, to designate each series, to fix and determine separately for each series any one or more relative rights and preferences and to issue shares of any series without further stockholder approval. Preferred stock authorized in series allows our Board of Directors to hinder or discourage an attempt to gain control of us by a merger, tender offer at a control premium price, proxy contest or otherwise. Consequently, the preferred stock could entrench our management. In addition, the market price of our common stock could be materially and adversely affected by the existence of the preferred stock.

Our Common Stock Has A Limited And Volatile Trading History.

Our common stock trades in the United States on the Over-the-Counter Electronic Bulletin Board (OTCBB). The number of shares traded daily has been extremely limited and the prices at which Wherify's common stock has traded have fluctuated fairly widely. There can be no assurance as to the prices at which our common stock will trade in the future, although they may continue to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the following:

●	The depth and liquidity of the markets for our common stock;

●	Investor perception of us and the industry in which we operates;

●	General economic and market conditions; and

●	The effect that of any of the events highlighted in these Risk Factors may have on our business should they occur.

We Have The Ability And The Obligation To Issue Additional Shares Of Common Stock In The Future, And Such Future Issuance May Materially Adversely Affect Stockholders.

Wherify has various abilities and obligations to issue additional shares of common stock in the future. These abilities and obligations include the following as of December 31, 2005:

●	Options to purchase approximately 5.3 million shares of our common stock; and

●	Warrants and convertible debt to purchase or acquire approximately 1.1 million shares of our common stock.

The options, warrants and convertible debentures described above permit the holders to purchase shares of common stock at specified prices. These purchase prices may be less than the then current market price of our common stock. Any shares of common stock issued pursuant to these options or warrants (or the convertible debentures described above) would further dilute the percentage ownership of existing stockholders. The terms on which we could obtain additional capital during the life of these options, warrants or convertible debentures may be adversely affected because of such potential dilution. Finally, we may issue additional shares in the future other than as listed above. There are no preemptive rights in connection with Wherify's common stock. Thus, the percentage ownership of existing stockholders may be diluted if we issue additional shares in the future. Future issuances of additional shares could cause immediate and substantial dilution to the net tangible book value of shares of common stock issued and outstanding immediately before such transaction. Any future decrease in the net tangible book value of such issued and outstanding shares could materially and adversely affect the market value of these shares.

The Trading Price Of Our Common Stock Entails Additional Regulatory Requirements, Which May Negatively Affect Such Trading Price.

The trading price of our common stock has frequently traded below $5.00 per share. During the period(s) that our stock trades below this price level, trading in our common stock is subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934. These rules require additional disclosure by broker dealers in connection with any trades generally involving any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such rules require the delivery, before any "penny stock" transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must determine the suitability of the penny stock for the purchaser and receive the purchaser's written consent to the transaction before sale. The additional burdens imposed upon broker dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock affected. As a consequence, the market liquidity of Wherify's common stock could be severely limited by these regulatory requirements.

Stockholders Should have No Expectation Of Any Dividends.

The holders of our common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefore. To date, we have not declared nor paid any cash dividends. The board of directors does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in our business operations.

Item 3. Controls and Procedures

Wherify maintains disclosure controls and procedures that are designed to ensure that information required to be disclosed in its Securities Exchange Act reports is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms, and that such information is accumulated and communicated to its management, including its Chief Executive Officer/Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure based closely on the definition of "disclosure controls and procedures" in Rule 13a-15(e) promulgated under the Securities Exchange Act. In designing and evaluating the disclosure controls and procedures, management recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and management necessarily was required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

In connection with the completion of its audit of, and the issuance of its report on the financial statements of Wherify (formerly known as IQ Biometrix, Inc.) for the year ended June 30, 2005, Malone & Bailey, PC identified deficiencies in Wherify's internal controls related to expense recognition and disclosure control deficiencies related to transactions involving issuances of Wherify's stock and stock options. The adjustment to expense and the footnote disclosure deficiencies were detected in the audit process and were appropriately recorded and disclosed in the Company's Annual Report on Form 10-KSB for the year ended June 30, 2005.

Subsequent to June 30, 2005, we took actions to improve our internal controls in an effort to remediate these deficiencies. These actions included implementing certain of the controls and procedures used at Wherify California and improving the supervision and training of our accounting staff. However, management has been unable to determine that the actions taken have been sufficient to ensure that our disclosure controls and procedures are adequate

As of December 31, 2005, Wherify carried out an evaluation, under the supervision and with the participation of its management, including its Chief Financial Officer, of the effectiveness of the design and operation of Wherify's disclosure controls and procedures. Based upon the foregoing, Wherify's Chief Executive Officer and Chief Financial Officer concluded that, as of December 31, 2005, the disclosure controls and procedures of Wherify were not effective to ensure that the information required to be disclosed in Wherify's Securities Exchange Act reports was recorded, processed, summarized and reported on a timely basis. Our management and directors will continue to work with our auditors and other outside advisors to make sure that we have controls and procedures that are adequate and effective.

PART II. OTHER INFORMATION

Item 1. Legal Proceedings

Venture Corporation Limited, a Singapore Corporation v. Wherify Wireless, Inc, a California Corporation

On October 15, 2004, Venture Corporation Limited, a Singapore corporation ("Venture"), filed suit against Wherify California, in the United States District Court, Central District of California. The complaint sought approximately $5 million in damages for breach of contract, fraud and common counts alleging that Wherify California failed to pay certain amounts owed for the manufacture of the children's model personal locater ("CM1"). Wherify California answered Venture's complaint on November 16, 2004 and filed a cross-complaint alleging that Venture failed to timely deliver conforming goods. Wherify's cross-complaint sought damages in excess of $90 million. A mediation between the parties ended without a resolution.

A court trial concluded on November 4, 2005, and on December 27, 2005 the District Court's judgment awarding Venture $1.2 million in damages was entered. As a result, on January 11, 2006, Wherify filed post-judgment motions seeking: (1) to alter/amend the judgment or make additional findings of fact; (2) for a new trial; and (3) for relief from judgment. In addition, on January 26, 2006, a Notice of Appeal was filed with the United States Court of Appeals for the Ninth Circuit.

Lariviere, et al. v. I.Q. Biometrix, Inc., a Delaware Corporation, et al.

On August 5, 2005, plaintiffs Sylvie Lariviere, Robert Rios, Toni Lange, Fernand Beland, Frederic Serre and Roland Vroye, filed their first amended complaint against I.Q. Biometrix, Inc., a Delaware corporation, in Fresno County Superior Court, State of California. Plaintiffs' complaint alleges causes of action for breach of contract and fraud for a failure to issue stock options pursuant to an alleged oral and/or written agreement. The complaint seeks to recover damages, including punitive damages, and/or an award of stock options. On October 25, 2005, Wherify demurred on behalf of itself, Greg Micek and William Scigliano and on January 4, 2005, the demurrer was sustained on several grounds. This matter has been set for trial on January 18, 2007.

Zoltar Satellite Systems, Inc. v. Wherify California, Inc.

On June 2005, Zoltar Satellite Systems, Inc., a Delaware corporation, filed suit in the United States District Court, Eastern District of Texas alleging that Wherify California and ten other named defendants, including LG Electronics, Inc., Motorola, Inc., Sanyo Electric Co., Ltd. and Sprint Corporation, infringed certain patents as a result of the manufacture, use, sale and/or offer for sale of cellular telephones equipped with emergency location determination technology. On September 29, 2005, Zoltar voluntarily dismissed its claims against Wherify California without prejudice.

William Prevost v. Wherify

On September 15, 2005, William Prevost, the former CEO of Wherify, filed suit in San Mateo County Superior Court, State of California against Wherify and Timothy Neher. Prevost alleges that Wherify failed to pay him the sum of $45,000 pursuant to a March 7, 2002 severance agreement. In addition, the plaintiff claims Wherify improperly and in bad faith failed to issue him a new unrestricted certificate for approximately 44,717 shares of common stock. The complaint seeks to recover consequential and punitive damages as well as declaratory relief for plaintiff's claims.

On January 19, 2006, the Company issued a check in the amount of $50,000 to Mr. Prevost. The parties continue to meet and confer in an effort to resolve this matter.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

During the quarter ended December 31, 2005, Wherify issued 135,000 shares of common stock to Liviakis Financial Communications, Inc. and 50,000 shares of common stock to Redwood Consultants, LLC. The Company issued these shares pursuant to Section 4(2) of the Securities Act of 1933, as amended, and the rules promulgated thereunder, in consideration for services rendered.

During the period from November 9-14, 2005, Wherify issued 1,801,002 shares of common stock to various accredited investors for an aggregate consideration of $2.7 million. The Company issued these shares pursuant to Section 4(2) of the Securities Act, as amended, and the rules promulgated thereunder. The proceeds from this transaction were used for working capital purposes.

Item 3. Defaults Upon Senior Securities.

None.

Item 4. Submission of Matters to a Vote of Security Holders.

None.

Item 5. Other Information.

None.

Item 6. Exhibits.

(a) Exhibits

Exhibit No.	Description

31. 1	Chief Executive Officer Certification of Periodic Financial Report Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002. (+)
31. 2	Chief Financial Officer Certification of Periodic Financial Report Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002. (+)
32. 1	Chief Executive Officer Certification Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002. (+)
32. 2	Chief Financial Officer Certification Pursuant to 18 U.S.C. Section 1350, as adopted, pursuant to Section 906 of the Sarbanes-Oxley Act of 2002. (+)

(+) Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
WHERIFY WIRELESS, INC.

February 14, 2006	/s/ Timothy Neher Timothy Neher, Chief Executive Officer (Principal Executive Officer)

February 14, 2006	/s/ Mark Gitter Mark Gitter, Chief Financial Officer, Treasurer (Principal Accounting Officer)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)

February 13, 2006

WHERIFY WIRELESS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-24001	76-0552098
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Bridge Parkway, Suite 201, Redwood Shores, California	94065
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code
(650) 551-5277

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒ÿ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒ÿ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒ÿ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒ÿ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a). Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

Management and the Audit Committee of the Board of Directors of the Company concluded on February 13, 2006 that the Company’s unaudited interim financial statements for the three month period ended September 30, 2005, which were included in the Company’s Quarterly Report on Form 10-QSB for quarter ended September 30, 2005, should be restated and that such previously filed unaudited interim financial statements should no longer be relied upon. The Company intends to file restated financial statements for this quarterly period in a Form 10-QSB/A as soon as practicable.

The restatement of the Company’s previously issued financial statement referred to above is to correct a misstatement relating to the accounting for a $12,467,059 deemed dividend on preferred stock. As a result of correcting this error, our reported net loss for the quarter decreased by $12,467,059 to a restated loss of $67,046,645 or ($1.55) per share versus the reported loss of $79,513,704 or ($1.84) per share.

On February 14, 2006, Wherify filed its most recent Quarterly Report on Form 10-QSB as of December 31, 2005 and for the three and six-month periods then ended. This Quarterly Report properly reflects all year-to-date adjustments relating to the misstatement discussed above.

The Company discussed the matters disclosed in this filing with the Company's independent registered public accountants, Malone & Bailey, PC.

SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

WHERIFY WIRELESS, INC.

Date: February 15, 2006	By:	/s/ Mark Gitter
Name: Mark Gitter
Title: Chief Financial Officer, Treasurer